Exhibit 4.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.  Name of corporation:

Neutra Corp.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock.

1. Designation. There shall be a series of convertible preferred stock designated as “Series E Preferred Stock,” par value $.001 per share, and the number of shares constituting such series shall be one million (1,000,000). Such series is referred to herein as the “Series E Preferred Stock.”

CONTINUED ON ATTACHED EXHIBIT A

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

X /s/
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

Series E Preferred Stock. There shall be a series of Preferred Stock designated as “Series E Preferred Stock,” and the number of shares constituting such series shall be 1,000,000. Such series is referred to herein as the “Series E Preferred Stock.”

(a) Stated Capital. The amount to be represented in stated capital at all times for each share of Series E Preferred Stock shall be $.001.

(b) Rank. All shares of Series E Preferred Stock shall rank subordinate and junior to all of the Corporation’s common stock, par value $.001 per share, and preferred stock, par value $.001 per share, now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(c) Dividends. No dividend shall be declared or paid on the Series E Preferred Stock.

(d) No Liquidation Participation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Series E Preferred Stock shall not be entitled to participate in the distribution of the assets of the Corporation. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this of Article (V) shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

(e) Right to Action by Vote or Consent. Except as otherwise required by law, the shares of outstanding Series E Preferred Stock shall have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of capital stock such that the holders of outstanding shares of Series E Preferred Stock shall always constitute sixty-six and two thirds (66 2/3rds) of the voting rights of the Corporation. The 66 2/3rds voting rights may be exercised by vote or written consent based on the will of a majority of the holders of Series E Preferred Stock. Except as otherwise required by law or by the Articles of Incorporation of which this designation is a part, the holders of shares of common stock and Series E Preferred Stock shall vote together and not as separate classes.

(f) No Redemption. The shares of Series E Preferred Stock are not redeemable.

(g) Preemptive Rights. The Series E Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Designation of Series E Preferred Stock